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                                                                   EXHIBIT 23.2



INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Engage Technologies, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Engage Technologies, Inc. of our report dated June 4, 1999, except for note 16, which is as of July 19, 1999, relating to the consolidated balance sheets of Engage Technologies, Inc., as of July 13, 1997 and 1998, and April 30, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three year period ended July 31, 1998 and the nine months ended April 30, 1999, and related schedule, which reports appear in the Form S-1 filed by the Company under the Securities Act of 1933 (the "Act"), as amended by Amendment No. 4 filed July 19, 1999.

KPMG LLP

Boston, Massachusetts
July 20, 1999